Exhibit 10.1

Acquisition Agreement

Contract No.: HB-2019-06-25

Transferor:	Hebei Tengsheng Paper Co., Ltd

(Hereinafter referred to as Party A)

Transferee:	Hebei Baoding Dongfang Paper Milling Co., Ltd

(Hereinafter referred to as Party B)

Through friendly negotiation, in line with the principles of equality, voluntariness, compensation and good faith, the two parties have reached the following agreement on the acquisition of 100% equity and all assets:

Item I Basic Information of Acquisition

1.	Party A is a limited liablity company established and validly existing on April 07, 2011 in accordance with The Company Law Of The People’s Republic Of China and other relevant laws and regulations. Its registered capital is RMB 50 million. The legal representative is Jie Ping.

2.	Party A owns 100% equity of Hebei Tengsheng Paper Co., Ltd. As of the date of signing this agreement, all shareholders of Party A have paid all the investment in full amount and legally own all and complete rights of the company in accordance with the relevant laws, regulations and The Articles Of Association.

3.	Party A intends to transfer its company to Party B through the manner of transfering 100% equity and all assets; Party B agrees to acquire 100% equity and all asstes held by Party A in accordance with the terms of this agreement, and Party B should be entitled 100% of the equity and corresponding shareholder rights of Hebei Tengsheng Paper Co., Ltd after acquiring the above mentioned equity and assets.

Item II Status fo Relevant Rights

1.	Party A confirms that it legally owns 100% equity and all the assets to be acquired under this agreement;

2.	Party A will not file for registration of changes with Administration of the industry and commerce and its management will remain unchanged, and Party B will entrust Party A to continue production and operation management. Party B entrusts the former legal representative and executive director of Party A to act on behalf of Party B as its legal representative and executive director; Party B entrusts original shareholders Ping Jie and Ma Yundong to hold all the equity on its behalf (see Power of Attorney attached hereto as Appendix 1).

Item III The Term of Acquisition

1.	The acquisition period of 100% equity and all assets mentioned in this contract is permanent with no time limit. After this contract takes effect, 100% equity and all assets of Party A should belong to Party B, whose legitimate rights and interests are protected by national laws.

2.	Unless otherwise provided in this contract, Party A should not withdraw 100% equity and all assets during the acquisition period.

Item IV Price of Acquisition

1.	The two parties confirm that the total acquisition price of 100% equity and all assets involved in this agreement is RMB 320 million (Say Three Hundred and Twenty Million Yuan Only), and should be paid within six months after the agreement signed.

2.	After signing this agreement, the permission to increase or decrease the registered capital(?) by Party B shall have nothing to do with Party A, and should not be used as the basis for increasing or decreasing the acquisition amount paid by Party B to Party A.

Item V Payment Term

1.	Payment

(1) Within 6 months upon execution of this Agreement, Party B must pay in full the acquisition price of RMB 320 million.

(2) If the acquisition price is not paid in full on time, the remaining balance shall be charged an annual interest rate of 14% until fully paid; Party A may also accept the shares of stock of the listed company IT Tech Packaging Inc. IF the acquisition price has not been paid in full AND the stock of IT Tech Packaging Inc. has reached $6 per share; [in such case] the remaining balance of the acquisition price shall be converted to the corresponding number of shares at $5 per share and such number of shares must be transferred by Party B to Party A or Party A’s designee.

2.	Party A must issue legal receipt of payment to Party B upon receiving Party A’s payment.

Item VI Legal Status of The Acquisition

1.	Rights and obiligations of 100% equity and all the assets should be transferred to Party B upon the agreement signed.

2.	Party A should guarantee that the agreeed equity and assets bear no legal defects, and that Party B should not face the risk of right obstacles and alike after the acquisition finished.

3.	Party A should guarantee that the background of such equity and assets and the actual situation of Hebei Tengsheng Paper Co., Ltd have been truthfully disclosed to Party B, without concealing any conditions that might adversely effect Party B’s exercise of the equity rights.

4.	All the representations, illustrations, assurance, promises and documents displayed and transferred to Party B are true and valid, without any falsehood, fabrication, concealing and omittance.

Item VII Responsibility of Default

1.	In accordance with the provision hereof, Party B should pay all payments required for the aquistion of 100% equity and all assets on time. It is deemed default if Party B fails to pay on time, and Party A has the right to teminate this agreement.

2.	Upon the signatures and prepayment received, Party A should perform its obligations hereunder and actively cooperate with Party B. If this agreement cannot be performed due to any reason on Party A’s part, it shall be considered default and Party A should bear the losses caused to Party B and pay 5% default penalty and return the payments made to Party B.

Item VII Others

1.	Any dispute arising from or in connection with this agreement should be settled amicably by the parties hereto through negotiation. If no agreement is reached through negotiation, both parties may file a lawsuit in the people’s court at the place where the agreement is signed.

2.	This Agreement is in quadruplicate and each party has two copies with the same legal effect.

3.	For outstanding issues, supplemental agreements with equal legal effect should be signed upon written consent from the two parties.

4.	This Agreement becomes into effect upon the signatures of both parties.

Party A (Seal)	Party B (Seal)

Hebei Tengsheng Paper Co., Ltd.	Hebei Baoding Dongfang Paper Milling Co., Ltd.
Legal Person: /s/ PING Jie	Legal Person: /s/ [not legible]

Entrusted Agent:	Entrusted Agent:
Date: June 25, 2019	Date: June 25, 2019

(This page is the annex 1 of The “Acquisition Agreement” entered into between Hebei Tengsheng Paper Co.,Ltd and Hebei Baoding Dongfang Paper Milling Company., Ltd, Contract No. HB-2019-06-25 )

Annex 1: Power of Attorney

This is to certify that, on June 25, 2019, our Company reached an agreement with Hebei Tengsheng Paper Co., Ltd on the acquisition affaires of the enterprise, and signed the “Acquisition Agreement”. The contract NO. is HB-2019-06-25. The company has decided to entrust Jie Ping (ID No.: 130602198002200614), the former legal representative of Hebei Tengsheng Paper Co., Ltd, to continue to serve as the Company’s legal representative and executive director; and entrust the original shareholders of Hebei Tengsheng Paper Co., Ltd, Jie Ping and Yundong Ma, to hold all the equity on behalf of the Company.

Hebei Baoding Dongfang Paper Milling Company., Ltd

Date: June 25, 2019